EXHIBIT 99.1

Sontra Medical Corporation Reports First Quarter 2004 Financial Results

FRANKLIN, Mass., May 10 — Sontra Medical Corporation (Nasdaq SC: SONT) announced today financial results for the first quarter ended March 31, 2004. For the three months ended March 31, 2004, the net loss applicable to common stockholders was $1,403,000, or $.11 per share, as compared to $951,000, or $.10 per share, for the same period in 2003.

The Company’s cash balance increased from $4,869,000 at December 31, 2003 to $6,273,000 at March 31, 2004. On January 15, 2004, the Company received a $1.5 million payment from Bayer Health Care LLC’s Diagnostic Division pursuant to a license agreement executed in July 2003 for Sontra’s non-invasive glucose monitoring technology. Also during the first quarter, Sontra realized net proceeds of $1,036,000 from the exercise of warrants to purchase common stock issued in 2003.

First Quarter 2004 Highlights:

•	In February, the FDA granted the Company the first 510(k) marketing clearance for SonoPrep(R) for use in electrophysiology applications.

•	In early March, the Company submitted a 510(k) application for a second indication, seeking marketing clearance to use SonoPrep and its topical lidocaine procedure tray to achieve rapid skin anesthesia. This FDA submission was supported by data from three clinical studies involving approximately 500 patients that demonstrates that rapid skin anesthesia with 4% lidocaine was achieved within five minutes following a skin pretreatment with SonoPrep.

•	During the quarter, the Company received approximately $2.54 million from a licensing payment and the exercise of warrants.

“We made solid progress during the first quarter in developing and expanding the value of our product pipeline,” stated Thomas W. Davison, PhD, Sontra’s President and Chief Executive Officer. “SonoPrep skin permeation technology clearly improves the clinical utility of topical lidocaine because existing products addressing this $100 million market require up to a 60- minute waiting period compared to five minutes following a skin pretreatment with SonoPrep before effective skin anesthesia is achieved. We expect to launch our product for this indication during the third quarter of 2004, assuming FDA 510(k) marketing clearance. Additionally, during 2004 we plan to conduct clinical studies demonstrating that SonoPrep enables transdermal delivery of vaccines and other pain drugs.”

About Sontra Medical Corporation

Sontra Medical Corporation is the pioneer of SonoPrep, a non-invasive ultrasound-mediated skin permeation technology that enables transdermal diagnosis and drug delivery. Sontra’s products under development include: a continuous non-invasive glucose monitor developed in collaboration with Bayer Diagnostics; a rapid onset (less than 5 minutes) topical anesthetic delivery system and the use of SonoPrep for the transdermal delivery of large molecule drugs and biopharmaceuticals. For additional information, please visit the Company’s website at www.sontra.com.

SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected future operating and financial results, including the sufficiency of cash balances to fund operations, the expected benefits, efficacy and market opportunity of the SonoPrep device and technology and related applications, and the expected timing of the commercial availability of the SonoPrep device and lidocaine procedure tray. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward- looking statements: Sontra’s success depends on its ability to execute on its business strategy; Sontra may face difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; Sontra may experience adverse results in product development, clinical trials and commercialization efforts; Sontra may fail to obtain and maintain patent protection for discoveries; Sontra’s business strategy depends, in part, upon strategic partners to develop and commercialize products based on our work; and Sontra requires substantial funding to conduct research and development and to expand commercialization activities in accordance with its business plans. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward- looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

SONTRA MEDICAL CORPORATION

Consolidated Statements of Loss

(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
Revenues	$—	$—

Operating Expenses:
Research and development	675,907	541,352
General and administrative	527,494	418,433

Total operating expenses	1,203,401	959,785

Loss from operations	(1,203,401)	(959,785)

Interest income	14,229	9,106

Net loss	(1,189,172)	(950,679)
Accretion of dividend and beneficial conversion feature on Series A Convertible Preferred Stock	(213,434)	—

Net loss applicable to common shareholders	$(1,402,606)	$(950,679)

Net loss per common share, basic and diluted	$(0.11)	$(0.10)

Basis and diluted weighted average common shares outstanding	12,711,051	9,360,938

SONTRA MEDICAL CORPORATION

Consolidated Balance Sheets

	As of
	March 31, 2004	December 31, 2003
	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$6,272,650	$4,868,933
Accounts receivable	—	1,500,000
Prepaid expenses and other current assets	114,728	66,075

Total current assets	6,387,378	6,435,008

Property and Equipment, at cost
Computer equipment	174,847	171,272
Office and laboratory equipment	407,735	405,285
Furniture and fixtures	14,288	14,288
Manufacturing equipment	180,608	144,695
Leasehold improvements	166,289	166,289

	943,767	901,829
Less-Accumulated depreciation and amortization	(534,835)	(498,341)

Net property and equipment	408,932	403,488

Other Assets:
Restricted cash	48,746	48,746
Other assets	2,000	2,000

Total other assets	50,746	50,746

Total assets	$6,847,056	$6,889,242

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$126,001	$136,810
Accrued expenses	283,600	465,092

Total current liabilities	409,601	601,902

Commitments
Stockholders’ Equity:
Series A Convertible Preferred Stock, $0.01 par value, authorized 7,000,000 shares, issued and outstanding 2,987,500 shares at March 31, 2004 and 6,495,000 shares at December 31, 2003 (preference in liquidation of $3,105,148)	3,105,148	6,628,842
Common stock, $0.01 par value, authorized 40,000,000 shares, issued and outstanding 14,521,635 shares at March 31, 2004 and 10,102,992 shares at December 31, 2003	145,216	101,030
Additional paid-in capital	22,802,718	17,952,721
Deferred stock-based compensation	(404,076)	(372,874)
Accumulated deficit	(19,211,551)	(18,022,379)

Total stockholders’ equity	6,437,455	6,287,340

Total liabilities and stockholders’ equity	$6,847,056	$6,889,242